Exhibit 99.1

                                 XENOMICS, INC.
                        420 Lexington Avenue, Suite 1701
                            New York, New York 10170


                                                               September 3, 2004

Dr. Randy White
Rancho Santa Fe, CA 97067

Dear Randy:

         This letter sets forth the principal terms and conditions under which Xenomics, Inc. (the "Company") proposes to employ you (the "Executive"). The principal terms and conditions are as follows:

         1. Position: You shall be employed by the Company to serve as Chief Executive Officer.

         2. Compensation: You shall be paid an annual base salary of $215,000 which shall be payable in accordance with the Company's standard payroll policies.

         3. Consulting Fee: You shall be paid a consulting fee of $10,000 for your participation in the Company's presentation in Germany.

         4. Benefits: You shall be eligible to participate in any bonus and benefits plans which the Company's Board of Directors shall adopt which shall include, without limitation, medical insurance coverage. In addition, the Company shall rent for your benefit a studio apartment in New York, New York.

         5. Equity: In addition to your compensation, you shall receive an aggregate 1,050,000 incentive stock options pursuant to the Company's stock option plan with an exercise price of $2.25 per share. 300,000 of such options shall vest on the first anniversary of the date of this letter, 350,000 of such options shall vest on the second anniversary of the date of this letter and 400,000 of such options shall vest on the third anniversary of the date of this letter.

         6. Sale: In the event there is a Sale of the Company for consideration exceeding $9.25 per share, you will be entitled to a cash bonus of $500,000 and all of your unvested options shall immediately vest. "Sale" shall mean approval by the stockholders of the Company of a reorganization, merger or consolidation of the Company, as a result of which the persons who were stockholders of the Company immediately prior to such reorganization, merger or consolidation do not own securities immediately after the reorganization, merger or consolidation entitled to more than 50% of the voting power of the reorganized, merged or consolidated company.

         7. Stock Price: At any time during the employment term, in the event the stock price of the common stock of the Company exceeds $9.25 for 60 consecutive trading days, all of your unvested options shall immediately vest.

         8. Term: Your employment shall extend for a period of 3 years from the date of commencement of employment subject to the Company's right to terminate such employment, with or without cause, as defined in the definitive employment agreement.

         9.       Works and Proprietary
                  Information/Non-Competition/Non-solicitation: You shall be subject to the Company's standard works and proprietary information and confidentiality, non-competition and non-solicitation obligations.

         The parties intend that this letter constitutes a binding agreement between them. This letter is not intended to be a definitive employment agreement but rather to establish the material terms and conditions under which the Company would employ you and, accordingly, proceed to the preparation of definitive documentation.

         If the foregoing terms are acceptable to you, kindly so indicate your acceptance and agreement with XENOMICS, INC. by executing the enclosed copy of this letter in the space below provided for that purpose, and returning such copy to me at your earliest convenience whereupon the Company's counsel shall undertake to prepare definitive documentation which shall contain customary covenants and conditions satisfactory in form and substance to you and the Company. .

                                                     Very truly yours,

                                                     XENOMICS, INC.


                                                     By: /s/ Samuil Umansky
                                                        -----------------------
                                                        Samuil Umansky
                                                        President

ACCEPTED AND AGREED:

/s/ Randy White
-----------------------
Dr. Randy White